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                                                                    EXHIBIT 10.3

                            INDEMNIFICATION AGREEMENT

      THIS INDEMNIFICATION AGREEMENT (the "Agreement"), dated as of May 23, 2006, is by and among Castlewood Holdings Limited, a Bermuda company ("Parent"), The Enstar Group, Inc., a Georgia corporation (the "Company") and J. Christopher Flowers, an individual whose principal place of business is located at 717 Fifth Avenue, New York, New York 10022 ("JCF").

                               W I T N E S S E T H

      WHEREAS, Parent, CWMS Subsidiary Corp., a Georgia corporation and direct wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, are entering into an Agreement and Plan of Merger, dated as of May 23, 2006 (as the same may from time to time be amended, modified, supplemented or restated, the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into the Company (the "Merger") and the Company shareholders will receive, in exchange for shares of common stock of the Company, Ordinary Shares of Parent;

      WHEREAS, JCF owns approximately 22% of the outstanding shares of capital stock of the Company and is agreeing, pursuant to an Agreement with Parent (the "Support Agreement"), to vote such shares in favor of the Merger; and

      WHEREAS, JCF is a person who owns (or may be treated as owning for purposes of Treas. Reg. section. 1.367(a)-3(c)(5)(ii)) five (5) percent or more of Parent stock after the Effective Time.

      NOW THEREFORE, in consideration of JCF's willingness to enter into the Support Agreement, the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

      "The Company" has the meaning specified in the recitals to this Agreement.

      "Code" means the United States Internal Revenue Code of 1986, as amended.

      "Disposition of Company Assets" means a sale or other disposition treated as an exchange under the Code, within the period beginning immediately after the Effective Time and ending five years after the last day of the taxable year that includes the Effective Time, by Parent or the Company of all or substantially all of the assets of the Company other than (A) in the ordinary course of business, or (B) in a transfer (i) in which gain or loss will not be required to be recognized under U.S. federal income tax principles, (ii) in which the transferee agrees, with respect to any subsequent transfer of

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such assets, to the same requirements under this Agreement that apply to Parent and the Company with respect to transfers of such assets, (iii) in which the Company agrees not to transfer the interest received in exchange for the assets transferred except in a transaction that would satisfy the requirements of clauses (i), (ii) and (iv) in the definition of Disposition of Shares of the Company if such interest were shares of the Company transferred by Parent, and
(iv) in which the Company (and any other recipient of an interest described in clause (iii)) agrees to notify the Notice Persons of any transfer described in clause (iii) in the manner required by Section 4 of this Agreement.

      "Disposition of Shares of the Company" means the sale or other disposition treated as an exchange under the Code, within the period beginning immediately after the Effective Time and ending five years after the last day of the taxable year that includes the Effective Time, by Parent of any shares of the Company in any manner other than in a transaction: (i) in which all of the shares of the Company are transferred to a single transferee; (ii) in which such transferee of the Company shares agrees to assume the obligations of Parent and the Company under this Agreement; (iii) in which Parent (or any other transferor that has assumed the obligations of Parent under this Agreement) agrees not to transfer the interest received in exchange for the Company shares transferred except in a transaction that satisfies the requirements of clauses (i), (ii) and (iv) of this sentence and to notify the Notice Persons of any such transfer in the manner required by Section 4 of this Agreement; and (iv) with respect to which gain or loss will not be required to be recognized by Parent (or by any transferor of the Company shares that assumed the obligations of Parent under this Agreement) under U.S. federal income tax principles.

      "Effective Time" has the meaning specified in the Merger Agreement.

      "JCF" has the meaning specified in the recitals to this Agreement.

      "Parent" has the meaning specified in the recitals to this Agreement.

      "IRS" means the United States Internal Revenue Service.

      "Merger" has the meaning specified in the recitals to this Agreement.

      "Merger Agreement" has the meaning specified in the recitals to this Agreement.

      "Merger Sub" has the meaning specified in the recitals to this Agreement.

      "Notice Person" has the meaning specified in Section 11.

      "Ordinary Shares" means the ordinary shares, of $1.00 nominal value per share, of Parent and any American Depositary Receipts representing such shares.

      2. Representations and Warranties.

      a. JCF. JCF represents and warrants to Parent that: (i) this Agreement has been duly executed by JCF and is a valid and binding agreement of JCF, enforceable against

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JCF in accordance with its terms; and (ii) the execution, delivery and performance by JCF of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under any agreement to which JCF is a party.

      b. Parent. Parent represents and warrants to JCF that: (i) Parent is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly executed by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms; and (iii) the execution, delivery and performance by Parent of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both constitute) a default under the organizational documents of Parent, any provision of the law of Bermuda or any agreement to which Parent is a party.

      3. Tax Return Filings. Parent shall cause the Company to treat the Merger as a "reorganization" described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code (a "Reverse Triangular Reorganization") in the Company's federal income tax return for the taxable year that includes the Effective Time. Neither Parent nor Merger Sub will file a federal income tax return for the taxable year that includes the Effective Time. Parent shall cause the Company to include in its federal income tax returns for the taxable year that includes the Effective Time a statement entitled "Section 367(a) -- Reporting of Cross-Border Transfer under Reg. section. 1.367(a)-3(c)(6)" in the form required by Treas. Reg. section. 1.367(a)-3(c)(6) or any statement required by an applicable succeeding provision of Treasury regulations to qualify an indirect transfer of stock of a United States corporation in a Reverse Triangular Reorganization for an exception to the general rule of Section 367(a)(1) of the Code.

      4. Notification of Certain Dispositions. Parent or the Company, as the case may be, shall notify each Notice Person of any sale or other disposition treated as an exchange under the Code, within the period beginning immediately after the Effective Time and ending five years after the last day of the taxable year that includes the Effective Time, (i) by Parent of any shares of the Company and (ii) (A) by the Company, (B) by one or more transferees of the assets of the Company, or (C) by both the Company and one or more such transferees, of all or substantially all of the assets of the Company other than in the ordinary course of business. Such notification shall be provided 30 business days prior to the closing of such disposition transaction and shall include (x) the amount and nature of the property to be transferred, (y) the name, address and United States taxpayer identification number (if any) of the transferee and (z) with respect to any disposition as to which gain or loss will not be required to be recognized for U.S. federal income tax purposes, the applicable section of the Code which provides for such nonrecognition treatment. If requested by JCF within 10 business days after receipt of such notification, Parent or the Company, as the case may be, shall not consummate such disposition unless it first provides to JCF a written opinion of a nationally recognized independent law or accounting firm acceptable to JCF stating that gain or loss will (subject only to qualification as to future changes in law) not be required to be recognized under U.S. federal income tax principles as a result of the transaction.

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      5. Indemnification. (a) Parent shall reimburse and indemnify JCF for, and hold him harmless on an after-tax basis against, any increase in JCF's United States federal, state or local income tax liability (including any interest or penalties relating thereto), and reasonable attorneys' fees, incurred by JCF as a result of any Disposition of Shares of the Company or Disposition of Company Assets by Parent, the Company or any successor or assign of either. If JCF shall realize a United States federal, state or local tax savings as a result of a transaction referred to in the previous sentence (for which an indemnification payment was made by Parent), JCF shall promptly pay Parent the amount (increased by any further tax savings as a result of any payment by JCF under this Section
5) of such tax savings. JCF shall not be required to pay Parent amounts of tax savings that exceed the sum of all payments made by Parent to JCF under this
Section 5.

      (b) Any request by JCF for reimbursement or indemnification under this
Section 5 shall be delivered to Parent in writing and shall set forth in reasonable detail a description of the basis for the request and the amount payable to JCF. At Parent's request, the amount payable to JCF by Parent, or by JCF to Parent, under this Section 5 shall be verified and certified by a nationally recognized firm of independent U.S. accountants mutually acceptable to Parent and JCF. Parent shall pay the fees of such accountants, and JCF and Parent shall cooperate in good faith with such accountants.

      (c) JCF shall promptly inform Parent of any claim made by the IRS to JCF which would give rise to a payment by Parent under this Section 5 and, at the request of Parent, shall contest in good faith such claim and any adverse judicial decision relating thereto, provided that there is a realistic possibility of success for such contest. Parent shall have control over the conduct of such contest and JCF shall cooperate in good faith with Parent in connection with such contest. Parent shall pay all of its own costs and expenses, as well as all reasonable out-of-pocket costs and expenses of JCF, incurred in connection with such contest.

      6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to the conflict of laws principles or rules thereof).

      7. Submission to Jurisdiction; Waiver of Immunity. Each party hereto, on behalf of itself and its successors and assigns, hereby irrevocably (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district solely for the purpose of any action, suit or proceeding commenced to resolve any dispute that arises out of this Agreement
(b) waives any objection which it may now or hereafter have to the venue of any such action, suit or proceeding, and (c) irrevocably waives any immunity from jurisdiction to which it might otherwise be entitled in any such action, suit or proceeding which may be instituted in any state or federal court in the State of New York, and irrevocably waives any immunity from the maintaining of an action against it to enforce any judgment for money obtained in any such action, suit or proceeding and, to the extent permitted by applicable law, any immunity from execution.

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      8. Successor and Assigns. No party hereto shall assign its rights or obligations hereunder without the prior written consent of the other parties, except that JCF's rights and obligations shall inure to the benefit of and be binding upon any person who shares or succeeds to JCF's tax liability as a matter of law.

      9. Termination. This Agreement shall become effective at the Effective Time of the Merger and if the Merger does not occur shall terminate on the date of Termination pursuant to Section 7.1 of the Merger Agreement.

      10. Currency of Payments. All payments to be made to any party under any of the provisions hereof shall be made in U.S. Dollars.

      11. Notices. All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery, (c) transmitted by facsimile or (d) sent by overnight courier, addressed as follows (each such addressee a "Notice Person"):

if to Parent, to:

      Castlewood Holdings Limited
      P.O. Box HM 2267
      Windsor Place, 3rd Floor
      18 Queen Street
      Hamilton HM JX
      Bermuda
      Fax: (441) 292-6603
      Attention: Paul O'Shea

if to the Company, to:

      The Enstar Group, Inc.
      The Thompson House
      401 Madison Avenue
      Montgomery, Alabama 36104
      Fax: (646) 349-4897
      Attention: John J. Oros

If to JCF:

      J. Christopher Flowers
      717 Fifth Avenue
      New York, New York 10022

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      Fax: (646) 349-4891
      Attention: J. Christopher Flowers

      12. Miscellaneous. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be amended, modified or supplemented except by a writing signed by Parent and JCF. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

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      IN WITNESS WHEREOF, each of the parties hereto has executed this
Agreement, or has caused this Agreement to be executed, as of the date and year first above written.

                                          CASTLEWOOD HOLDINGS LIMITED

                                      By: __________________
                                          Name: R.J. Harris
                                          Title: Chief Financial Officer

                                          J. CHRISTOPHER FLOWERS

                                      By: __________________
                                          Name:  J. Christopher Flowers
                                          Title:

                                          THE ENSTAR GROUP, INC.

                                      By: __________________
                                          Name:  Nimrod T. Frazer
                                          Title: Chairman and CEO

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